Exhibit 99.2

Report of Independent Accountants

Capital One Bank

11013 West Broad Street

Glen Allen, Virginia  23060

and

The Bank of New York, as Trustee

101 Barclay Street, Floor 8 West

Corporate Trust Administration — Asset Backed Securities Unit

New York, NY  10286

We have examined management’s assertion, included in the accompanying Report of Management on Compliance, that Capital One Bank (the “Bank”), a wholly-owned subsidiary of Capital One Financial Corporation, complied in all material respects with the requirements of Sections 3.02, 3.04(a), 3.04(b), 3.04(c), 3.04(d), 3.04(e), 3.04(f), 3.09(a), 3.09(b), 4.02, 4.03(a), 4.03(b), 4.03(c), 4.03(d), 4.04, 4.05 and 8.08 of the Pooling and Servicing Agreement dated as of September 30, 1993, as amended and restated as of August 1, 2002, which was filed with the Securities and Exchange Commission on Form S-3/A on September 12, 2002 (the “Agreement”), as modified by the applicable sections in Article IV of the Series Supplements to the Agreement listed below (the “Supplements”), which were filed with the Securities and Exchange Commission on Form 8-K on the dates indicated below, regarding the Capital One Master Trust for the year ended December 31, 2003.

Series	Date Filed with the SEC on Form 8-K	Series	Date Filed with the SEC on Form 8-K
1996-3	August 26, 1997	2001-3	May 22, 2001
1998-1	July 9, 1998	2001-4	July 3, 2001
1998-4	November 24, 1998	2001-5	August 24, 2001
1999-1	May 28, 1999	2001-6	September 17, 2001
1999-3	July 29, 1999	2001-7	October 25, 2001
2000-1	March 7, 2000	2001-8	November 5, 2001
2000-2	July 31, 2000	2002-1	January 28, 2002
2000-3	September 1, 2000	2002-2	April 18, 2002
2000-4	November 3, 2000	2002-3	May 15, 2002
2000-5	December 12, 2000	2002-4	June 13, 2002
2001-1	March 13, 2001	2002-CC	September 12, 2002
2001-2	May 9, 2001

Management is responsible for the Bank’s compliance with those requirements.  Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Bank’s compliance with specified requirements.

In our opinion, management’s assertion that the Bank complied with the aforementioned Sections of the Agreement as modified by the applicable sections of the Supplements for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/ Ernst & Young LLP
Ernst & Young LLP

March 23, 2004